Exhibit 10.53

VARIAN MEDICAL SYSTEMS, INC.
Fifth Amended and Restated 2005 Omnibus Stock Plan
RESTRICTED STOCK UNIT AGREEMENT
Varian Medical Systems, Inc. (the “Company”) hereby awards to the designated employee (“Employee”) named on the Summary of Grant Award* (the “Grant Summary”) Restricted Stock Units under the Company’s Fifth Amended and Restated 2005 Omnibus Stock Plan (the “Plan”). The Restricted Stock Units awarded under this Restricted Stock Unit Agreement (the “Agreement”) consist of the right to receive shares of common stock of the Company (“Shares”). The Grant Date is the date of this Agreement (the “Grant Date”). Subject to the provisions of Appendix A of this Agreement (“Appendix A”) (attached), which includes the Country-Specific Addendum, and of the Plan, the principal features of this award are as follows:
Grant Date:     [INSERT DATE]
Total Number of Restricted Stock Units:     [INSERT NUMBER]

Scheduled Vesting Dates:	Number of Restricted Stock Units**
[INSERT VESTING DATE(S)]	[INSERT NUMBER OR PERCENTAGE OF RESTRICTED STOCK UNITS VESTING ON EACH VESTING DATE]

* See “Grant Summary” page on the service provider website.
** See Section 6(b) of Appendix A of the Agreement for treatment of fractional Shares.

Your signature below, or otherwise any acceptance of the Restricted Stock Units or any Shares hereunder, indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in Appendix A and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units covered by this award is contained in Paragraphs 2 through 5 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT. YOU CAN REQUEST A COPY OF THE PLAN BY CONTACTING THE CORPORATE HUMAN RESOURCES OFFICE IN PALO ALTO, CALIFORNIA. TO THE EXTENT ANY CAPITALIZED TERMS USED IN APPENDIX A ARE NOT DEFINED HEREIN, THEY WILL HAVE THE MEANING ASCRIBED TO THEM IN THE PLAN.

VARIAN MEDICAL SYSTEMS, INC.    EMPLOYEE

By:

1

Title:                [NAME]

2

APPENDIX A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
1.Award. The Company hereby awards to the Employee under the Plan as a separate incentive, and not in lieu of any salary or other compensation for his or her services, an award of [INSERT NUMBER] Restricted Stock Units on the date hereof, subject to all of the terms and conditions in this Agreement and the Plan.
2.    Vesting Schedule. Except as provided in Paragraphs 3 and 5, the Restricted Stock Units subject to this Agreement shall vest as follows: [INSERT VESTING SCHEDULE] (each date, a “Vesting Date”), until one hundred percent (100%) of such Restricted Stock Units shall have been vested. Restricted Stock Units shall not vest in accordance with any of the provisions of Paragraph 2 unless the Employee (a) shall have been continuously and actively employed by the Company or by one of its Affiliates from the Grant Date until each Vesting Date or (b) shall have had a Termination of Service due to Retirement or a Termination due to Disability at any time following the Grant Date, in which case, vesting and, for the avoidance doubt, settlement shall continue to occur on the scheduled Vesting Dates; provided, however, that if the Employee's Retirement occurs within one (1) year following the Grant Date, then the number of Restricted Stock Units subject to this Agreement shall be adjusted proportionally by the time during such one (1) year period that the Employee remained an employee of the Company (based upon a 365 day year). For example, if the Employee is granted 6,000 Restricted Stock Units on November 1, 2018 and the Employee's Retirement occurs 90 days after the Grant Date, then the Employee's number of Restricted Stock Units would be reduced from 6,000 shares to 1479 shares (6,000 x 90/365) and the balance of the Restricted Stock Units would be cancelled.
For U.S. taxpayers only: For purposes of this Agreement only, “Retirement” shall mean the Employee’s voluntary termination of employment at age 65 or above, or at age 55 with a minimum of 10 years employment with the Company, which occurs on or after January 1 of the calendar year immediately following the calendar year in which the Grant Date occurs; provided, however, that in the event the Employee commences employment with a company which competes with the Company in any of Company's business, including, but not limited to, equipment, software or other products for the treatment of cancer, the Company may, in its sole discretion, terminate this Agreement, including the vesting of any Restricted Stock Units or other grants which remain unvested as of the date the Employee commences employment with the competitive company. In addition, if the Employee is a U.S. taxpayer and becomes eligible for Retirement after the Company’s last regular payroll date in November of a given calendar year (after the calendar year in which the Grant Date occurs), then such Employee shall instead be deemed Retirement eligible on such payroll date without pro-ration.
For Australian taxpayers only: Notwithstanding the above provisions of this Paragraph 2, Restricted Stock Units shall not vest in accordance with Paragraph 2 unless the Employee shall have been continuous and actively employed by the Company or by one of its Affiliates from the Grant Date until each Vesting Date. Subsection (b) above of Paragraph 2 will not apply to Employee if Employee is an Australian taxpayer, even if Employee otherwise meets the definition of “Retirement” or “Disability.”
For all other employees: For purposes of this Agreement only, “Retirement” shall mean the Employee’s voluntary termination of employment at age 65 or above, or at age 55 with a minimum of 10 years employment with the Company; provided, however, that in the event the Employee commences employment with a company which competes with the Company in any of Company's business, including but not limited to, equipment, software or other products for the treatment of cancer, the Company may, in its sole discretion, terminate this Agreement, including the vesting of any Restricted Stock Units or other grants which remain unvested as of the date the Employee commences employment with the competitive company.

3.    Committee Discretion. The Committee, in its absolute discretion, may accelerate the vesting (but not the settlement timing) of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time. If so accelerated, such Restricted Stock Units shall be considered as having vested as of the date specified by the Committee.
4.    Forfeiture. Except as provided in Paragraphs 2, 3 and 5 and notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units which have not vested at the time of the Employee’s Termination of Service shall thereupon be forfeited. For the avoidance of doubt and for purposes of these Restricted Stock Units only, Termination of Service will be deemed to occur as of the date the Employee is no longer actively providing services as an employee of the Company or an Affiliate (except, in certain circumstances at the sole discretion of the Company, to the extent the Employee is on an approved leave of absence) and will not be extended by any notice period or “garden leave” that may be required contractually or under applicable laws, unless otherwise determined by the Company in its sole discretion.
5.    Death of Employee. In the event of the Employee's death prior to Employee's Termination of Service, each Vesting Date of the Restricted Stock Units subject to this Agreement shall fully accelerate and all of the Restricted Stock Units subject to this Agreement shall be settled at the time of Employee's death. Any distribution or delivery to be made to the Employee under this Agreement shall, if the Employee is then deceased, be made to the Employee’s designated beneficiary, or if either no beneficiary survives the Employee or the Committee does not permit beneficiary designations, to the administrator or executor of the Employee’s estate. Any designation of a beneficiary by the Employee shall be effective only if such designation is made in a form and manner acceptable to the Committee. Any transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
6.    Settlement of Restricted Stock Units; Dividend Equivalents.
(a)    Status as a Creditor. Unless and until Restricted Stock Units have vested in accordance with Paragraph 2, 3 or 5 above, the Employee will have no settlement right with respect to any Restricted Stock Units. Prior to settlement of any vested Restricted Stock Units, the vested Restricted Stock Units will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. The Employee is an unsecured general creditor of the Company, and settlement of Restricted Stock Units is subject to the claims of the Company’s creditors.
(b)    Form and Timing of Settlement. Restricted Stock Units will automatically be settled in the form of Shares upon the applicable vesting of the Restricted Stock Units pursuant to Paragraph 2 or 5 above. Fractional Shares will not be issued upon the vesting of Restricted Stock Units. Where a fractional Share would be owed to the Employee upon the vesting of Restricted Stock Units, a cash payment equivalent will be paid in place of any such fractional Share using the Fair Market Value on the relevant settlement date.
(c)    Dividend Equivalents. Restricted Stock Units will accrue dividend equivalents in the event cash dividends are paid with respect to the Shares having a record date on or after the Grant Date and prior to the date on which the Restricted Stock Units are settled. Such dividend equivalents will be settled in cash and paid only if and when the underlying Restricted Stock Units vest and are settled. Dividend equivalents shall not accrue interest prior to the date of settlement. For purposes of clarity, no dividend equivalents shall be credited with respect to any Restricted Stock Units that are settled or terminated prior to the applicable dividend record date.

7.    Tax Liability and Withholding. The Company or one if its Affiliates may assess applicable tax liability and requirements (including any income tax or tax withholdings, social contributions, required deductions, or other payments) in connection with the Employee’s participation in the Plan, including, without limitation, any such liability associated with the grant or vesting of the Restricted Stock Units or sale of the underlying shares (collectively, the “Tax-Related Items”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s or any Affiliate’s actions in this regard, and as a condition to the grant, vesting, and settlement of the Restricted Stock Units, the Employee hereby acknowledges and agrees that all Tax-Related Items shall be the Employee’s responsibility and liability and may exceed any amount actually calculated, withheld, or requested from the Employee by the Company or any Affiliate. Further, the Employee acknowledges and agrees that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units; and (b) does not commit to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate the Employee’s liability for Tax-Related Items or achieve any particular tax result. The Employee acknowledges that the Company’s obligation to issue or deliver Shares shall be subject to satisfaction of all Tax-Related Items. The Tax-Related Items shall be satisfied by the Company’s withholding all or a portion of any Shares that otherwise would be issued to the Employee upon settlement of the vested Restricted Stock Units; provided that amounts withheld shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations. Such withheld Shares shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. Furthermore, the Employee agrees to pay the Company or the Affiliate any Tax-Related Items that cannot be satisfied by the foregoing methods. The Employee also agrees that he or she will not make any claim against the Company, or any of its directors, employees or Affiliates related to tax liabilities arising from the Restricted Stock Units. The Employee further acknowledges and agrees that the Employee is responsible for filing all relevant documentation that may be required in relation to the Restricted Stock Units or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company or an Affiliate pursuant to applicable law) such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or settlement of the Restricted Stock Units, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of any dividends or dividend equivalents. The Employee also understands that applicable laws may require varying Share or Restricted Stock Unit valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of the Employee under applicable laws. Further, if the Employee has become subject to Tax-Related Items in more than one jurisdiction, the Employee acknowledges that the Company or an Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
8.    Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee shall have any of the rights or privileges of a stockholder of the Company in respect of any Restricted Stock Units (whether vested or unvested) unless and until such Restricted Stock Units are settled in Shares and certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee. After such issuance, recordation and delivery, the Employee shall have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9.    Acknowledgments. The Employee acknowledges and agrees to the following:
(a)The grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of the Restricted Stock Units even if Restricted Stock Units have been granted repeatedly in the past, and all determinations with respect to such future Restricted Stock Units, if any, including but not limited to, the times when the Restricted Stock Units shall be granted or when the Restricted Stock Units shall vest, will be at the sole discretion of the Committee;
(b)The Employee’s participation in the Plan is voluntary, and the value of the Restricted Stock Units is an extraordinary item of compensation, which is outside the scope of the Employee’s employment contract (if any), except as may otherwise be explicitly provided in the Employee’s employment contract (if any); further, the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating termination, severance, resignation, redundancy, end of service, or similar payments, or bonuses, long-service awards, pension or retirement benefits;
(c)The future value of the Shares is unknown and cannot be predicted with certainty and may decrease in value; further, neither the Company nor any Affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any Affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the Restricted Stock Units (or the calculation of income or Tax-Related Items thereunder);
(d)No claim or entitlement to compensation or damages arises from the termination of the Award or diminution in value of the Restricted Stock Units or Shares, and the Employee irrevocably releases the Company and its Affiliates from any such claim that may arise;
(e)Neither the Plan nor the Restricted Stock Units shall be construed to create an employment relationship where any employment relationship did not otherwise already exist; further, nothing in this Agreement or the Plan shall 1) confer upon the Employee any right to be or continue to be employed by the Company or any Affiliate for any period of time or 2) interfere with or restrict in any way the rights of the Company or the Affiliate, which are hereby expressly reserved, to terminate the employment of the Employee under applicable law;
(f)The transfer of employment of the Employee between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service;
(g)Nothing herein contained shall affect the Employee’s right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance or other employee welfare plan or program of the Company or any Affiliate;
(h)Unless otherwise permitted by the Company, any cross-border cash remittance made to transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require the Company or the Employee to provide to such entity certain information regarding the transaction.
10.    Changes in Stock. In the event that as a result of a stock dividend, stock split, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other reorganization, the Company’s common stock shall be increased, reduced or otherwise changed, the Restricted Stock Units shall, subject to Section 409A of the Code, be properly adjusted.
11.    Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 3100 Hansen Way, Palo Alto, California 94304, or at such other address as the Company may hereafter designate in writing.
12.    Restrictions on Transfer. Except as provided in Paragraph 5 above, this award and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this award, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this award and the rights and privileges conferred hereby immediately shall become null and void. Regardless of whether the transfer or issuance of the Shares to be issued pursuant to this Agreement has been registered under the Securities Act of 1933, as amended (the “1933 Act”) or has been registered or qualified under the securities laws of any state or other jurisdiction, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the 1933 Act, the securities laws of any state or other jurisdiction, or any other law. Stock certificates evidencing the Shares issued pursuant to this Agreement, if any, may bear such restrictive legends as the Company and the Company’s counsel deem necessary under applicable laws or pursuant to this Agreement.
13.    Binding Agreement. Subject to the limitation on the transferability of this award contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
14.    Conditions for Issuance of Certificates for Stock. The Shares deliverable to the Employee upon settlement of vested Restricted Stock Units may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. Subject to Section 409A of the Code, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification or compliance of such Shares under any applicable law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (c) the approval or other clearance from any governmental regulatory body, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the Vesting Date as the Committee may establish from time to time for reasons of administrative convenience. To the extent applicable laws may restrict or prevent the settlement of the Restricted Stock Units, neither the Company nor any Affiliate assumes liability in relation to the Restricted Stock Units.
15.    Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern.
16.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts of the United States located in California and no other courts.
17.    Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

18.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the Restricted Stock Units and the Shares subject to the Restricted Stock Units and on any other award or Shares acquired under the Plan, or take any other action, to the extent the Company determines it is necessary or advisable in order to comply with applicable laws or facilitate the administration of the Plan. The Employee agrees to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, the Employee acknowledges that the applicable laws of the country in which the Employee is residing or working at the time of grant, vesting and settlement of the Restricted Stock Units or the sale of Shares received pursuant to the Restricted Stock Units (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject the Employee to additional procedural or regulatory requirements that the Employee is and will be solely responsible for and must fulfill. Such requirements may be outlined in but are not limited to the Country-Specific Addendum (the “Addendum”) attached hereto, which forms part of this Agreement. Notwithstanding any provision herein, the Employee’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum. The Employee also understands and agrees that if he works, resides, moves to, or otherwise is or becomes subject to applicable laws or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimers and/or terms and conditions may apply to him as from the Grant Date, unless otherwise determined by the Company in its sole discretion.
19.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
20.    Severability. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
21.    Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.
22.    Amendment, Suspension or Termination of the Plan. By accepting this award, the Employee expressly warrants that he or she has received a right to an equity based award under the Plan, and has received, read, and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.
23.    Data Privacy. The Employee hereby explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of his or her Personal Data (as described below) by and among, as applicable, the Company and its Subsidiaries or Affiliates for the exclusive purposes of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that refusal or withdrawal of consent will affect the Employee’s ability to participate in the Plan; without providing consent, the Employee will not be able to participate in the Plan or realize benefits (if any) from the Restricted Stock Unit.
The Employee understands that the Company and its Subsidiaries or Affiliates or designated third parties may hold personal information about the Employee, including, but not limited to, name, home address, date of birth, salary, job title, termination date and reason, local identification number, electronic mail address, any shares or directorships held in the Company, details of all Restricted Stock Units or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in the Employee’s favor (“Personal Data”). The Employee further understands that the Personal Data may be transferred to any Subsidiary or Affiliate or third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”). These Data Recipients may be located in the United States, the Employee’s country, or elsewhere, and that the Data Recipients country may have different data privacy laws and protections than the Employee’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor and to the Subsidiary or Affiliate that is the Employee’s employer and its payroll provider.
24.    Electronic Delivery and Agreement: By executing this Agreement, whether in writing or by electronic means, or by otherwise accepting the Restricted Stock Units or any Shares, the Employee consents to the electronic delivery of the Plan documents, this Agreement, and any other Company-related documents. The Employee also agrees to participate in the Plan electronically via online or third-party systems as may be designated by the Company, including the use of electronic signatures or click-through electronic acceptance of terms and conditions. Execution of this Agreement, whether in writing or electronic, shall have the same binding effect and shall fully bind Employee and the Company to all of the terms and conditions set forth in this Agreement and the Plan.
25.    Translation. To the extent the Employee has been provided with a copy of this Agreement, the Plan, or any other documents relating to the Restricted Stock Units in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.
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Country-Specific Addendum
This Addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to individuals who work or reside in the countries listed below and that may be material to the Employee’s participation in the Plan. Such notices, disclaimers, and/or terms and conditions may also apply, as from the date of grant, if the Employee moves to or otherwise is or becomes subject to the applicable laws or company policies of the country listed. However, because foreign exchange regulations and other local laws are subject to frequent change, the Employee is advised to seek advice from his own personal legal and tax advisor prior to accepting or settling the Restricted Stock Units or holding or selling Shares acquired under the Plan. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s acceptance of the Restricted Stock Units or participation in the Plan. Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan, the Restricted Stock Unit Agreement and Appendix A. This Addendum forms part of the Restricted Stock Unit Agreement and should be read in conjunction with the Restricted Stock Unit Agreement and the Plan.
Securities Law Notice: Unless otherwise noted, neither the Company nor the Shares are registered with any local stock exchange or under the control of any local securities regulator outside the United States. The Restricted Stock Unit Agreement (of which this Addendum is a part), the Plan, and any other communications or materials that the Employee may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the United States, and the issuance of securities described in any Plan-related documents is not intended for public offering or circulation in Employee’s jurisdiction.

European Union and Switzerland
Data Privacy. Where the Employee is a resident of the EU or Switzerland, the following provision applies and supplements Section 23 of Appendix A of the Restricted Stock Unit Agreement. Employee understands and acknowledges that:

•    The data controller is the Company; queries or requests regarding the Employee’s Personal Data should be made in writing to the Company’s representative relating to the Plan or Restricted Stock Unit matters, who may be contacted at: dataprivacyoffice@varian.com;
•    The legal basis for the processing of Personal Data is that the processing is necessary for the performance of a contract to which the Employee is a party (namely, this Restricted Stock Unit Agreement);
•    Personal Data will be held only as long as is necessary to implement, administer and manage Employee’s participation in the Plan;
•    He or she may, at any time, access his or her Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data without cost or exercise any other rights they may have in relation to their Personal Data under applicable law, including the right to make a complaint to an EU data protection regulator.

Australia
Statement under Section 83A-C of the Income Tax Assessment Act 1997 (Cth). Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies to the Plan and the Restricted Stock Unit Agreement, subject to the requirements of the Act. Accordingly, it is intended for income tax in relation to the Restricted Stock Unit to be deferred until the Shares are vested, unless Employee’s employment terminates for any reason prior to such time. In such case, if Employee retains any Restricted Stock Units for any reason you may be subject to tax prior to vesting and the receipt of any Shares. However, the Company is not providing tax advice, and Employee should consult his/her personal advisor for the precise tax treatment of the income realized from the Restricted Stock Unit Agreement. Australian Employees should also note the special provision of Paragraph 2 of the Agreement.

Austria
Foreign Ownership Reporting. If Employee is an Austrian national who owns securities in foreign deposits, Employee must file an annual notification with the Austrian National Bank if the value of the securities in foreign deposits exceeds EUR 5 million or equivalent at the end of the year. If the value of these securities in foreign deposits exceeds EUR 30 million or equivalent at the end of a quarter, then these notifications shall be made quarterly.

Belgium
Foreign Ownership Reporting. If Employee is a resident of Belgium, Employee will be required to submit an annual form declaring his income or assets (including shares acquired under an employee share plan) held outside of Belgium to the National Bank of Belgium. The reporting should be completed prior to filing Employee’s annual Belgian income tax return.

Brazil
Foreign Ownership Reporting. If Employee is a resident of Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil (“BACEN”) if the aggregate value of such assets and rights (including any capital gain, dividend or profit attributable to such assets) is equal to or greater than US $100,000. The reporting should be completed at the beginning of the year.

Canada
Securities Law Notice. The security represented by the Restricted Stock Unit was issued pursuant to an exemption from the prospectus requirements of applicable securities legislation in Canada. Employee acknowledges that as long as the Company is not a reporting issuer in any jurisdiction in Canada, the Restricted Stock Units and the underlying Shares will be subject to an indefinite hold period in Canada and subject to restrictions on their transfer in Canada. Subject to the terms and conditions of the Restricted Stock Unit Agreement and applicable securities laws, Employee is permitted to sell Shares acquired through the Plan through a designated broker appointed under the Plan, assuming the sale of such Shares takes place outside Canada or via the stock exchange on which the Shares are traded.

Settlement in Shares Only. Notwithstanding any discretion in the Plan or the Restricted Stock Unit Agreement to the contrary, settlement of the Restricted Stock Units shall only be made in Shares issued by the Company and not, in whole or in part, in the form of cash or other consideration. For Canadian federal income tax purposes, the Restricted Stock Unit is intended to be treated as an agreement by the Company to sell or issue shares to the Employee and, as such, is intended to be subject to the rules in section 7 of the Income Tax Act (Canada). Under those rules, the Employee will be considered to have received an employment benefit at the time of settlement of the vested Restricted Stock Unit equal to the full value of the Shares received, which amount will be taxed as employment income and will be subject to withholding at source.

Foreign Ownership Reporting. If Employee is a Canadian resident, his or her ownership of certain foreign property (including shares of foreign corporations) in excess of $100,000 may be subject to ongoing annual reporting obligations. Employee should refer to CRA Form T1135 (Foreign Income Verification Statement) and consult his or her legal advisor for further details.

Quebec: Consent to Receive Information in English. The following applies if Employee is a resident of Quebec: The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la redaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

Denmark
Employer Statement. If Employee is subject to the Danish Stock Option Act, Employee’s participation in the Plan is also subject to the Danish Employer Statement, which has been provided to Employee separately and may also be obtained by contacting Human Resources. By accepting the grant, Employee acknowledges that he has received and agree to the Danish Employer Statement.

Foreign Account Reporting. Danish resident holders of non-Danish bank accounts or accounts with non-Danish brokers should submit certain forms to the Danish tax authorities:
Erklæring V regarding shares deposited with a non-Danish bank or broker (https://www.skat.dk/SKAT.aspx?oId=90030)
Erklæring K regarding money deposited with a non-Danish bank or broker (https://www.skat.dk/SKAT.aspx?oId=73344)

France
Foreign Ownership Reporting. Residents of France with foreign account balances in excess of EUR 1 million or its equivalent must report monthly to the Bank of France.

Consent to Receive Information in English. By accepting the Restricted Stock Units, you confirm having read and understood the Plan and the Agreement, which were provided in the English language. You accept the terms of those documents accordingly. En acceptant cette attribution gratuite d’actions, vous confirmez avoir lu et comprenez le Plan et ce Contrat, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

Hong Kong
Securities Law Notice. The Restricted Stock Units and Shares issued upon vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company or its Affiliates. The Plan, the Restricted Stock Unit Agreement, including this Addendum, and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and have not been reviewed by or registered with or authorized by any regulatory authority in Hong Kong, including the Securities and Futures Commission. The Plan, Restricted Stock Unit Agreement, and incidental communication materials are intended only for the personal use of each eligible Employee and not for distribution to any other persons. If you are in any doubt about any of the contents of the Plan, the Restricted Stock Unit Agreement, including this Addendum, or other incidental communication materials, you should obtain independent professional advice.

India
Repatriation Requirement. You are required to take all reasonable steps to immediately repatriate to India all foreign exchange received by you as a consequence of your participation in the Plan and in any case not later than 90 days from the date of sale of Shares so acquired by you under the Plan. Further, you shall in no case take any action (or refrain from taking any action) that has the effect of: (a) delaying the receipt by you of the whole or part of such foreign exchange; or (b) eliminating the foreign exchange in whole or in part to be receivable by you.

Upon receipt or realization of the foreign exchange in India, including in relation to any dividend payments, you shall surrender the received or realised foreign exchange to an authorised person within a period of 180 days from the date of such receipt or realisation, as the case may be. Please note that you should keep the remittance certificate received from the bank where foreign currency is deposited in the event that the Reserve Bank of India, the Company, or your employer (if applicable) requests proof of repatriation.

Italy
Data Privacy Consent. Pursuant to the GDPR (General Data Protection Regulation - EU No. 2016/679) and to Legislative Decree No. 196/2003, the Controller of personal data processing is Varian Medical Systems, Inc., with registered offices at 3120 Hansen Way, M/SG100, Palo Alto, CA 94304, Attention: Data Privacy Office; or by email at dataprivacyoffice@varian.com. By accepting this Restricted Stock Unit, you agree to the following:

I understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to the GDPR (General Data Protection Regulation - EU No. 2016/679) and to Legislative Decree No. 196/2003.

The processing activity, including the communication and transfer of my Data abroad, including outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require my consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. I understand that the use of my Data will be minimized where it is not necessary for the implementation, administration and management of the Plan. I further understand that, pursuant to Sections 12 to 21 of the GDPR, I have the right to, including but not limited to, (i) access, (ii) delete, (iii) update, and (iv) ask for rectification of my Data, as well as to request, from the Controller, the (v) restriction of processing concerning my Data or to (vi) object to processing, as well as the right to (vii) “data portability”. Furthermore, I am aware that my Data will not be used for direct marketing purposes.

Japan
Share Ownership and Payment Reporting. If you acquire Shares valued at more than ¥100,000,000 total, you must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days of the acquisition of the Shares.
Exit Tax. Please note that you may be subject to tax on your Restricted Stock Units, even prior to vesting, if you relocate from Japan if you (1) hold financial assets with an aggregate value of ¥100,000,000 or more upon departure from Japan and (2) maintained a principle place of residence (jusho) or temporary place of abode (kyosho) in Japan for 5 years or more during the 10-year period immediately prior to departing Japan. You should discuss your tax treatment with your personal tax advisor.

Malaysia
Securities Law Notice. The grant of Varian Medical Systems, Inc. stock incentive awards in Malaysia constitutes or relates to an ‘excluded offer,’ ‘excluded invitation,’ or ‘excluded issue’ pursuant to Section 229 and Section 230 of the CMSA, and as a consequence no prospectus is required to be registered with the Securities Commission of Malaysia. The award documents do not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Securities Commission in Malaysia under the CMSA.

Philippines
Securities Law Notice. The issuance of Restricted Stock Units and Shares under the 2005 Omnibus Stock Plan qualifies as an exempt transaction pursuant to the confirmation of the Philippines Securities and Exchange Commission granted under Section 10.1 of the Securities Regulation Code and its implementing rules and regulations. THE SECURITIES BEING OFFERED OR SOLD HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXHANGE COMISSION UNDER THE SECURITIES REGULATION CODE. ANY FUTURE OFFER OR SALE THEREOF US SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.

Poland
Foreign Ownership Reporting. If the Employee holds Shares of common stock acquired under the Plan or maintains a bank account abroad, the Employee will have reporting duties to the National Bank of Poland. Specifically, if the aggregate value of Shares and cash held in such foreign accounts exceeds PLN 7,000,000, the Employee must file reports on the transactions and balances of the accounts on a quarterly basis. The Employee should consult with his or her personal legal advisor to determine what he or she must do to fulfill any applicable reporting duties.

Singapore
Securities Law Notice. This offer and the Shares to be issued hereunder shall be made available only to an employee of the Company or its subsidiaries, in reliance on the prospectus exemption set out in Section 273(1)(f) of the Securities and Futures Act (Chapter 289) of Singapore (“the SFA”) and is not made with a view to the Shares so issued being subsequently offered for sale or sold to any other party in Singapore.  You understand and acknowledge that this Time-Based Nonqualified Agreement and/or any other document or material in connection with this offer and the Shares thereunder have not been and will not be lodged, registered or reviewed by the Monetary Authority of Singapore. Any and all Shares to be issued hereunder shall therefore be subject to the general resale restriction under Section 257 of the SFA, and you undertake not to make any subsequent sale in Singapore, or any offer of sale in Singapore, of any of the Shares of common stock (received upon exercise of this offer), unless that sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) other than Section 280 of the SFA.

Director Reporting. If you are a director or shadow director of the Company or an Affiliate, you may be subject to special reporting requirements with regard to the acquisition of Shares or rights over Shares. Please contact your personal legal advisor for further details if you are a director or shadow director.

Exit Tax / Deemed Exercise Rule. If you have received Restricted Stock Units in relation to your employment in Singapore, please note that if, prior to vesting, you are 1) a permanent resident of Singapore and leave Singapore permanently or are transferred out of Singapore; or 2) neither a Singapore citizen nor permanent resident and either cease employment in Singapore or leave Singapore for any period exceeding 3 months, you will likely be taxed on the Restricted Stock Units on a “deemed exercise” basis, even if they have not yet vested.  You should discuss your tax treatment with your personal tax advisor.

South Africa
Exchange Control Information. Any cross-border fund transfers you make in order to receive proceeds from the sale of any Shares are subject to the requirements of the South African Reserve Bank.  Assuming you are a taxpayer in good standing and over the age of 18 years, you are allowed, in terms of your annual allowance, to invest a total of ZAR 10 million per calendar year outside the common monetary area and to partake in share incentive or share option schemes offered by foreign parent companies.  Please note that the Company is not responsible for obtaining a valid Tax Clearance Certificate or obtaining any other approvals for your participation in the Plan.

Spain
Foreign Share Ownership Reporting.  If Employee is a Spanish resident, his acquisition, purchase, ownership, and/or sale of foreign-listed stock may be subject to ongoing annual reporting obligations with the Dirección General de Politica Comercial e Inversiones Exteriores (“DGPCIE”) of the Ministerio de Economia, the Bank of Spain, and/or the tax authorities.  These requirements change periodically, so Employee should consult his personal advisor to determine the specific reporting obligations.

Currently, Employee must declare the acquisition of Shares to DGPCIE for statistical purposes. Employee must also declare the ownership of any Shares with DGPCIE each January while the Shares are owned. The relevant forms are Form D6 and, depending on the amount of assets, Form D8.

In addition, if Employee perform transactions with non-Spanish residents or holds a balance of assets and liabilities with foreign parties higher than €1,000,000, Employee may be required to report such transactions and accounts to the Bank of Spain.  The frequency (monthly, quarterly or annually) of the notification will vary depending on the total value of the transactions or the balance of assets and liabilities.

If Employee holds assets or rights outside of Spain (including Shares acquired under the Plan), Employee may also have to file Form 720 with the tax authorities, generally if the value of Employee’s foreign investments exceeds €50,000.  Please note that reporting requirements are based on what Employee has previously disclosed and the increase in value and the total value of certain groups of foreign assets.

Thailand
Foreign Exchange Information.  Dividends and sale proceeds under US $50,000 may be retained in your individual account in the United States.  Please note that dividends (if any) received from foreign stock and all proceeds from the sale of such stock exceeding US $50,000 in value must be remitted to Thailand immediately and must then be deposited or converted into Thai Baht with a commercial bank in Thailand within 360 days of receipt in Thailand, according to Ministerial Regulation No. 26 and the relevant Notifications issued under the Currency Exchange Control Act.  If the dividends or proceeds total US$50,000 or more, the Participant will be required to comply with the relevant requirements of the Bank of Thailand, for example, provide information regarding the source of such income to the authorized bank. If the Participant does not comply with this obligation, the Participant may be subject to penalties assessed by the Bank of Thailand.

United Kingdom
Settlement. Notwithstanding any discretion in the Plan or the Agreement to the contrary, settlement of the Restricted Stock Units shall be in Shares and not, in whole or in part, in the form of cash.

Withholding of Tax. The following supplements Section 7 of Appendix A of the Agreement: If payment or withholding of the Tax-Related Items is not made within ninety (90) days of the end of the UK tax year in which the event giving rise to the Tax-Related Items occurs (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by Employee to the Employer, effective on the Due Date. Employee agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the employer may recover it at any time thereafter by any of the means referred to in Section 7 of Appendix A of the Agreement. Notwithstanding the foregoing, if Employee is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Employee will not be eligible for such a loan to cover the Tax-Related Items. In the event that Employee is a director or executive officer and the Tax-Related Items are not collected from or paid by Employee by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to Employee on which additional income tax and national insurance contributions will be payable. Employee will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime.

HMRC National Insurance Contributions. The following supplements Section 7 of Appendix A of the Agreement: Employee agrees that:

(a) Tax-Related Items within Section 7 of Appendix A of the Agreement shall include any secondary class 1 (employer) National Insurance Contributions that:

   (i) any employer (or former employer) of the Employee is liable to pay (or reasonably believes it is liable to pay); and
   (ii) may be lawfully recovered from the Employee; and

(b) if required to do so by the Company (at any time when the relevant election can be made) the Employee shall:

   (i) make a joint election (with the employer or former employer) in the form provided by the Company to transfer to the Employee the whole or any part of the employer’s liability that falls within Section 7 of Appendix A of the Agreement; and
   (ii) enter into arrangements required by HM Revenue & Customs (or any other tax authority) to secure the payment of the transferred liability.